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                                                                      EXHIBIT 21


SUBSIDIARIES OF NEWMONT MINING CORPORATION


Name                                   Ownership     Place of Incorporation
----                                   ---------     ----------------------
Newmont Gold Company                      100%              Delaware

Santa Fe Pacific Gold Corporation         100%              Delaware

Hospah Coal Company                       100%              Delaware

Minera Yanacocha, S.A.                  51.35%              Peru

PT Newmont Minahasa Raya                   80%              Indonesia

PT Newmont Nusa Tenggara                   45%              Indonesia